Exhibit 99.1

MURPHY OIL ANNOUNCES ELECTION OF NEW DIRECTOR

EL DORADO, Arkansas, August 4, 2004 – Murphy Oil Corporation (NYSE: MUR) announced today that Neal E. Schmale has been elected to its Board of Directors, effective August 4, 2004.

Mr. Schmale is Executive Vice President and CFO at Sempra Energy in San Diego, California and is a member of its Board of Directors. He has served in this position since 1997. Prior to joining Sempra, he was with Unocal for more than 29 years serving in a variety of positions, including three years as Chief Financial Officer.

Mr. Schmale received a law degree from Loyola University of Los Angeles and a bachelor’s degree in petroleum engineering from the Colorado School of Mines. He is a member of the California Bar. He is the non-executive chairman of the board of directors of the WD-40 Company and previously chaired its audit committee.

William C. Nolan, Jr., Chairman of the Board of Murphy commented, “We are delighted that Neal has joined our Board. His operational experience and financial expertise, coupled with his earlier extensive experience in the international oil and gas business, will mean a great deal to Murphy Oil in the years ahead.”

The election of Mr. Schmale was made by the board at its regular meeting on August 4, 2004.

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